                 SEVERANCE, CONFIDENTIALITY AND NONCOMPETE AGREEMENT

                                        -oOo-

       This Severance, Confidentiality and Noncompete Agreement is entered into as of February 19, 1999, between DAMARK INTERNATIONAL, INC., a Minnesota corporation (including its subsidiaries, the "Company"), located in Minneapolis, Minnesota, and Stephen P. Letak, an individual residing at 17025 41st Place North, Plymouth, Minnesota 55446 ("Executive").

                                      RECITALS:


       A. The Executive is now and has been the Executive Vice President and Chief Financial Officer of the Company and, as such, is a key executive of the Company.

       B. The Board of Directors of the Company believes that it is imperative to provide the Executive with certain assurances regarding severance benefits in certain circumstances.

       C. The Company believes that it is important that it receive certain assurances with respect to its Confidential Information and the Executive's Work Product (each as defined herein), and that the Company receive certain protections with respect to the Executive's activities following termination of the Executive's employment.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

       1. DEFINITIONS. The following terms as used herein shall have the following meanings:

              (a) "Annual Bonus" means the cash annual bonus based on the achievement by the Company of performance goals established by the Board of Directors or the Compensation Committee of the Board of Directors from time to time.

              (b) "Base Salary" means the base salary payable to the Executive, as determined by the Company from time to time.

              (c) "Cause" means termination of the Executive in the event that the Executive: (i) has repeatedly failed to perform material duties specified for the position to which the Executive has been elected, which failure is willful and deliberate; (ii) has engaged in an act or acts of dishonesty which is or are intended to result in substantial personal enrichment for the Executive; (iii) has knowingly engaged in conduct which is materially injurious to the Company; (iv) is convicted of, or pleads NOLO CONTENDERE to (A) any felony (other than any felony arising out of negligence), or (B) any crime or offense involving dishonesty with respect to the Company; (v) has failed to comply with the covenants contained in paragraph 6, 8, or 9 of this Agreement as determined in accordance with paragraph 19 hereof; or (vi) knowingly provides materially misleading information concerning the Company to the Board of Directors of the Company, any governmental body or regulatory agency or any lender or other financing source or proposed financing source of the Company.

              (d) "Confidential Information" means any information which is proprietary or unique to the Company, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Company which is not readily available in the Company's industry, and any information the Company has indicated is confidential.

              (e) "Stock Incentives" means stock options, restricted stock, stock appreciation rights, stock performance units or other stock incentives granted to the Executive by the Compensation Committee of the Board of Directors under any stock-based plan from time to time adopted by the Company.

              (f) "Termination Date" means the date on which the Executive ceases to be an employee of the Company.

              (g) "Work Product" means all inventions, creations, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company's actual or anticipated business, research and development or existing or future products or services which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement), together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

       2.     TERMINATION OF EMPLOYMENT.

              (a) TERMINATION FOR CAUSE BY THE COMPANY. By following the procedure set forth in paragraph 2(c), the Company shall have the right to terminate the employment of the Executive for Cause. If the employment of the Executive is terminated by the Company for Cause, the Executive's rights to compensation and benefits shall be determined under the Company's benefit plans and policies applicable to executives of the Company then in effect. The Executive shall have no right to severance benefits under this paragraph 2, but shall continue to be obligated under paragraphs 6, 8 and 9 hereof. The Executive shall have the right to continue health and life insurance under COBRA laws in effect on the Termination Date.

              (b) TERMINATION WITHOUT CAUSE; VOLUNTARY RESIGNATION. If the Company terminates the Executive without Cause, or if the Executive voluntarily resigns, the Executive shall be entitled to the severance benefits described in paragraph 2(d), provided that the Executive has executed and delivered the general release described in paragraph 11 hereof, and provided further that if the Executive shall voluntarily resign, the Company shall have the following options: (i)


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

waive the applicability of paragraph 9(a), in which event the Executive shall not be entitled to the severance benefits described in paragraph 2(d), or
(ii) modify the term of the covenants set forth in paragraph 9(a) to a period of one year, in which event the Executive shall be entitled to 50% of the severance benefits described in clauses (i), (iii) and (v) of paragraph (d) (except as otherwise required by COBRA laws). To exercise an option under this clause, the Company shall given written notice specifying the option selection to the Executive within 30 days following the Executive's resignation. Notwithstanding such election by the Company, the Executive's obligations under paragraphs 7, 8 and 9(b) hereof shall continue..

              (c) NOTICE AND RIGHT TO CURE. If the Company proposes to terminate the employment of the Executive for Cause under paragraph 2(a), the Company shall give written notice to the Executive specifying the reasons for such proposed termination with particularity and, in the case of a termination for Cause under clauses (i), (ii), (iii) and (vi) of the definition thereof, the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Company, which period shall be no less than 30 days from the Executive's receipt of the notice of proposed termination nor longer than the period specified in such notice. Termination for Cause shall be effective as specified in paragraph 17 or, in the case of termination for Cause under clauses (i), (ii), (iii) and (vi) of the definition thereof, following the period of the opportunity to correct if no correction has been made.

              (d)    SEVERANCE BENEFITS UPON TERMINATION WITHOUT CAUSE.

                     (i) BASE SALARY. The Company shall pay the Executive the Executive's Base Salary for a period of 24 months from the Termination Date in accordance with the Company's normal salary payment practices.

                     (ii) ANNUAL BONUS. If the Executive's Termination Date is on or after July 1 in any year, the Company shall pay the Executive the Executive's Annual Bonus, pro rated for the portion of the year of termination from January to the Termination Date, and such amount shall be paid at the time the Annual Bonus for that year is paid to other executives of the Company.

                     (iii) DISABILITY, LIFE INSURANCE AND MEDICAL/DENTAL COVERAGE; NO UNPAID VACATION OR SICK LEAVE. The Company, shall continue the disability, life insurance and medical/dental coverage provided to the Executive immediately prior to the Termination Date, subject to then existing Executive contribution requirements. Such coverage shall be provided through the earlier to occur of the second anniversary of the Termination Date or the date on which the Executive obtains comparable coverage provided by a new employer. If and to the extent additional benefits are available, the Executive has the right to continue health and life insurance benefits under COBRA laws in effect on the Termination Date. The Executive acknowledges that the number of months of health and life insurance benefits available under this Agreement exceed by six months the number of required months under current law. The Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave.

                     (iv) STOCK INCENTIVES. The Executive's rights and the Company's obligations with respect to Stock Incentives shall be as described in the applicable Company plan and the applicable separate agreements with the Executive, provided that in no event shall the


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

payment of severance benefits hereunder be deemed to be an extension of Executive's employment for purposes of the vesting provisions of such plans and agreements.

                     (v) OUTPLACEMENT SERVICES. The Company shall pay the reasonable fees and expenses of up to 10% of the Executive's Base Salary for the Executive's use of a qualified outplacement service, provided that the use of such outplacement counseling is initiated within 90 days of the Termination Date.

                     (vi) WITHHOLDING. Notwithstanding anything to the contrary herein, the Company shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company is required by law or believes appropriate to withhold.

                     (vii) REIMBURSEMENT OF BUSINESS EXPENSES. The Company will reimburse the Executive for all business expenses incurred prior to the Termination Date at the time and in the manner consistent with Company policy.

       3. BENEFITS IN LIEU OF SEVERANCE PAY POLICY. The severance benefits provided for in paragraph 2 hereof are in lieu of any benefits that would otherwise be provided to the Executive under any Company severance pay policy, and the Executive shall not be entitled to any benefits under any Company severance pay policy, provided that any agreement between the Executive and the Company with respect to severance pay in the event of a change in the control of the Company (as defined in any such agreement) shall supersede this Agreement if there has been a change in control as to which such agreement applies and so long as such agreement applies.

       4. NO FUNDING OF SEVERANCE. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under paragraph 2 hereof, and the rights of the Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

       5. BENEFICIARIES. In the event of the Executive's death after the Termination Date, any amount or benefit payable or distributable to him pursuant to this Agreement shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument received by the Company prior to the Executive's death, if any, or, if no beneficiary has been designated, to the Executive's estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company. Whenever this Agreement provides for the written designation of a beneficiary or beneficiaries of the Executive, the Executive shall have the right to revoke such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company, except to the extent, if any, restricted by law.

       6. COVENANT TO PROTECT CONFIDENTIAL INFORMATION. The Executive acknowledges that in connection with the Executive's employment by the Company, the Executive will be brought into contact with Confidential Information, and the Executive agrees that:


                                       4
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              (a)    The Executive will not disclose to any Person or entity any
Confidential Information, either during or after the term of his employment, except to designated employees of the Company (only as such employees need such information and are designated by the Company as needing such information), and attorneys, accountants or other representatives of the Company as may be necessary or appropriate in the ordinary course of performing the Executive's duties as an executive of the Company, or otherwise with the Company's express prior written consent.

              (b) The Executive will not disclose or transfer any Confidential Information to any third party without the express prior written consent of the Company.

              (c) The Executive will deliver to the Company promptly upon termination of employment, or at any other time that the Company may so request, all memoranda, notes, records (including electronic data records), reports and other documents (and all copies thereof) relating to the Confidential Information which he may then possess or have within his control.

       7. TERMINATION OF OBLIGATION OF CONFIDENTIALITY. The confidentiality obligations imposed by Section 6 of this Agreement shall cease to apply to Confidential Information after the EARLIEST of the date on which the Executive provides the Company with written evidence clearly establishing that the Confidential Information which has been treated by the Company as Confidential
Information: (i) was known to Executive before it was obtained from the Company; (ii) was publicly available on the date of first receipt from the Company; (iv) has become generally known in the Company's industry through no fault of the Executive; (v) has been disclosed to Executive free of any obligation of confidentiality by a third party who has the right to disclose the same and who did not derive the information from the Company; or (vi) was independently developed by the Executive without the use of the Confidential Information.

       8. WORK PRODUCT. The Executive acknowledges that Work Product belongs solely to the Company.

              (a) At the request of the Company, the Executive shall (i) promptly and fully inform the Company in writing of Work Product made, created or conceived during the Executive's employment, (ii) assign (and the Executive does hereby assign) to the Company all of his ownership in and rights to such Work Product, and (iii) assist the Company as requested during and after employment to evidence, perfect and enforce the rights of the Company in and ownership of such Work Product by promptly executing and delivering to the Company, the reasonably necessary written instruments and by performing such other acts as may be necessary, in the opinion of the Company, so as to enable the Company to obtain and maintain patent, copyright or other intellectual property rights in such Work Product and so as to vest the entire right and title thereto in the Company.

              (b) Pursuant to the provisions of Minn. Stat. Section 181.78, the Company hereby notifies the Executive that this Section 8 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (i) which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or


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development, or (ii) which does not result from any work performed by the
Executive for the Company.

       9. NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT. The Executive acknowledges and agrees with the Company that, during the course of the Executive's employment with the Company, the Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers and other business associates of the Company, which relationships constitute goodwill of the Company, and the Executive acknowledges and agrees that the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. The Executive accordingly covenants and agrees as follows:

              (a) The Executive acknowledges that the Company currently conduct throughout the United States (the "Territory") the business of direct marketing of merchandise and membership services, including without limitation customer segmentation and modeling (the "Subject Business"). Accordingly, in consideration of the covenants of the Company pursuant to this Agreement, from the date hereof until the second anniversary of the Termination Date (the "Noncompete Period"), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in the Subject Business and markets programs, products or services similar to those of the Company as of the Termination Date, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other person, provided that the aggregate ownership by the Executive of no more than two percent of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any Person in which the executive has any financial or other interest directly or indirectly enters into the Subject Business in the Territory during the Noncompete Period, the Executive shall divest all of his interest (other than any amount permitted under this paragraph) in such Person within 30 days after such Person enters into the Subject Business in the Territory.

              (b) The Executive covenants and agrees that during the period commencing with the date of this Agreement and ending on the third anniversary of the Termination Date, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates employment with the Company, (ii) solicit any supplier to the Company as of the Termination Date to supply information, products or services of or on behalf of the Executive or such other Person that are competitive with the information, products or services provided by the Company, or (iii) make any disparaging statements concerning the Company or its officers, directors or employees, to any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company, as such relationship relates to the Company's conduct of the Subject Business.



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              (c)    The Executive understands that the foregoing
restrictions may limit the Executive's ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Executive's education, skills and ability), the Executive does not believe would prevent the Executive from otherwise earning a living.

       10.    REMEDIES.     In the event of the violation or threatened
violation by the Executive of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Company shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy, (ii) the right and remedy to terminate any payments or benefits required to be made or provided to the Executive hereunder upon violation by the Executive of any provisions of paragraphs 6, 8 or 9 hereof, but without limiting the Executive's obligations under paragraphs 6, 8 or 9 hereof, provided that all such payments shall be promptly paid over to the Executive if a court of competent jurisdiction determines that the Executive did not violate such provisions, (iii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits, other than those payable under this Agreement, derived or received by the Executive or the entity in competition with the Company as the result of any transactions constituting a breach of any part of paragraphs 6, 8 and 9 of this Agreement, and Executive agrees to account for and pay over to the Company such amounts promptly upon final determination by a court of competent jurisdiction, (iv) the right to any and all damages available as a matter of law, and (v) if the Company is the prevailing party, costs and expenses incurred by the Company in pursuing its rights under this Agreement, including reasonable attorneys' fees and other litigation expenses.

       11. RELEASE. Prior to the payment of any benefits hereunder, the Company will submit to the Executive for execution a document constituting a general release of the Company, its officers, directors, employees, agents and others (the "Released Parties") from any and all claims, complaints, charges, actions, causes of action, demands, rights, damages, obligations, expenses, attorneys' fees and liabilities of whatever kind or nature, in law, equity or otherwise, whether then known or unknown, which the Executive, individually or as a member of a class, then has against the Released Parties, arising out of or in any way connected with the Executive's employment relationship with the Company or any successor. The general release will specifically cover any and all claims under state and federal law in effect on the date of the general release, without limitation to the matters generally described herein. Upon receipt of the form of general release, the Executive agrees to discuss the content and effect of the general release with counsel selected by the Executive. If, upon the advice of counsel, the Executive declines execution of the general release, the Executive shall not be entitled to the severance benefits described in paragraph 2(d) hereof, but the Executive's obligations under paragraphs 6, 8 and 9(b) hereof shall be in full force and effect. Contemporaneously with the delivery of the general release by the Executive, the Company shall deliver a general release to the Executive (other than an Executive who has been terminated for Cause) releasing the Executive from any and all claims, complaints, charges, actions, causes of action, demands, rights, damages, obligations, expenses, attorneys' fees and liabilities of whatever


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kind or nature, in law, equity or otherwise, whether known or unknown, which the Company has against the Executive, arising out of or connected with the Executive's employment relationship with the Company, provided that the release shall not apply to any claim arising with respect to the Executives obligations pursuant to paragraphs 6, 8 or 9 hereof.

       12. SEVERABILITY. Should any covenant, term or condition contained in this Agreement become or be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the court shall be requested to judicially modify such unenforceable provision consistent with the intent of this Agreement so that it shall be enforceable to the fullest extent possible.

       13. APPLICABLE LAW; JURISDICTION. This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota without regard to conflict of law provisions. The Executive hereby submits to the jurisdiction of, and waives any venue objections against, the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of paragraphs 6, 8 or 9 of this Agreement, and the Executive consents to the personal jurisdiction of such courts for such purposes.

       14. AMENDMENTS; WAIVERS This Agreement may be amended, modified, superseded or cancelled, and the terms or covenants waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the Company. The failure to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any term, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach, or a waiver of the breach of any other term contained in this Agreement.

       15. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel acceptable to the Company, such obligations have been assumed by the successor as a matter of law. The Executive's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

       16. TERM OF AGREEMENT; SURVIVAL. The rights and obligations of the parties pursuant to this Agreement shall survive the Termination Date to the extent that any performance is required hereunder after the expiration or termination of such term. Without limiting the generality of the foregoing, the obligations of the Executive under paragraphs 6 and 8 shall continue forever and the obligations of the Executive under paragraph 9 shall continue for the period specified therein.

       17. NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Chief Financial Officer) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to the Executive's last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Chief


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

Financial Officer, or to such other address as the party to be notified may specify by written notice to the other party.

       18. CONSTRUCTION. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

       19. ARBITRATION. In the event of a dispute between the Company and the Executive regarding the Executive's failure to comply with the covenants contained in paragraphs 6, 8 or 9 of this Agreement for purposes of determining a basis for a termination for Cause pursuant to clause (v) of the definition thereof, it is the intention of the parties that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides. Accordingly, any such matter shall be resolved by binding private arbitration before three arbitrators. Either party may request arbitration by written notice to the other party. Within 30 days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator. In the event the two arbitrators cannot agree upon the third arbitrator within 10 days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitrators shall apply the law of the State of Minnesota. The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances. Any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within 10 days of the award.

       IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.


                                          DAMARK INTERNATIONAL, INC.



                                          By:    /s/ Mark A. Cohn
                                             ---------------------------------
                                          Its:   Chairman/CEO
                                              --------------------------------

                                          EXECUTIVE



                                                 /s/ Stephen P. Letak
                                          ------------------------------------
                                          Name:  Stephen P. Letak


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